SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C. 20549



                                      Form 11-K
                                    ANNUAL REPORT



                           Pursuant to Section 15(d) of the
                           Securities Exchange Act of 1934



               (Mark One):
               ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
           X   EXCHANGE ACT OF 1934.
               For the fiscal year ended       December 31, 1993

                                          OR

               TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES
               EXCHANGE ACT OF 1934.
               For the transition period from               to


               Commission file number       1-6047



                         JERSEY CENTRAL POWER & LIGHT COMPANY
                 EMPLOYEE SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES
                          Madison Avenue at Punch Bowl Road
                          Morristown, New Jersey 07960-1911

                 (Full Title of the Plan and the Address of the Plan)



                         GENERAL PUBLIC UTILITIES CORPORATION
                                100 Interpace Parkway
                          Parsippany, New Jersey 07054-1149



                (Name of Issuer of the securities held pursuant to the
                 Plan and address of its principal executive office)
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                         GENERAL PUBLIC UTILITIES CORPORATION


                        JERSEY CENTRAL POWER & LIGHT COMPANY
                 EMPLOYEE SAVINGS PLAN FOR BARGAINING UNIT EMPLOYEES





          Signature                                              Page 2



          Consent of Independent Accountants                     Exhibit 24



          Report on Audits of Financial Statements               Exhibit 28
             for the Years Ended December 31, 1993
             and 1992
































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                                       SIGNATURES



             Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.







                                        GENERAL PUBLIC UTILITIES CORPORATION

                                        Jersey Central Power & Light Company
                                        Employee Savings Plan for Bargaining
                                        Unit Employees





          Date:  June 29, 1994          By:  /s/ F. A. Donofrio
                                             F. A. Donofrio
                                             Chairman
                                             Administrative Committee





















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